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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2005

LEVITT CORPORATION

(Exact name of registrant as specified in its charter)

FLORIDA	001-31931	11-3675068

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 East Sunrise Boulevard, Fort Lauderdale, Florida		33304

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 760-5200

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On February 28, 2005, the Compensation Committee of the Board of Directors of Levitt Corporation (the “Company”) took the following actions relating to executive compensation.

2004 Executive Compensation Matters

     The Compensation Committee approved the payout of cash bonuses for 2004 to the Company’s executive officers. Except for Mr. Abdo (whose bonus is described in greater detail at footnote 1 below), all of the following bonuses were paid under the Company’s annual incentive program under which bonuses are paid at the discretion of the Compensation Committee.

     The amount of cash bonuses approved by the Compensation Committee paid to the Company’s “named executive officers” (as defined by Item 402(a)(3) of Regulation S-K) are set forth in the table below.

Name	Amount of 2004 Bonus
Alan B. Levan	$189,896
John E. Abdo	$731,250	(1)
Glen Gilbert	$237,020	(2)
Seth Wise	$82,000	(3)
George Scanlon	$225,000	(4)

1.	Mr. Abdo’s bonus is determined in accordance with the Company’s Performance Based Annual Incentive Plan (the “Performance Plan”). The Performance Plan was filed as Appendix D to the Company’s 2004 Proxy Statement, filed with the Securities and Exchange Commission on April 20, 2004, and incorporated herein by reference. Under the Performance Plan, for 2004 Mr. Abdo was entitled to receive up to 150% of his 2004 base salary as a bonus based on the Company’s success in achieving a targeted amount of net income for 2004. The Company exceeded the target, and Mr. Abdo was paid the maximum bonus under his performance award.

2.	Reflects $75,000 approved by the Compensation Committee as a mid-year bonus.

3.	Reflects $37,500 approved by the Compensation Committee as a mid-year bonus.

4.	Reflects $100,000 signing bonus paid in August 2004 when Mr. Scanlon was retained as the Company’s Chief Financial Officer and $125,000 paid under the Company’s annual incentive program.

2005 Executive Compensation Matters

Based upon the salary level and position of each named executive officer, the Compensation Committee approved annual base salaries and a target cash bonus amount (expressed as a percentage of base salary) as follows: Alan B. Levan—$500,000 base salary and 60% bonus opportunity; John E. Abdo—$609,375 base salary and 150% bonus opportunity; Glen R. Gilbert—$168,167 base salary and 60% bonus opportunity; George P. Scanlon—$275,000 base salary and 60% bonus opportunity; and Seth M. Wise—$234,000 base salary and 60% bonus opportunity. Bonus payments will be based upon achieving specified levels of net income. In addition, the Compensation Committee approved (i) a guaranteed 2005 bonus of $75,000 to Mr. Gilbert; (ii) a guaranteed bonus to Mr. Scanlon of $50,000, which amount shall be credited against his bonus opportunity; and (iii) payment of management fees in the amount of $291,244 to the Abdo Companies, a company in which Mr. Abdo is the principal shareholder and Chief Executive Officer. Bonuses for Messrs. Levan and Abdo will be determined under the Performance Plan. Accordingly, the specific performance goals for 2005 for each of Messrs. Levan and Abdo were established under the Performance Plan.

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2004 Bonuses at Subsidiaries

     The Company’s subsidiary, Levitt and Sons, LLC, has a bonus plan (the “L&S Plan”) under which members of Levitt and Sons’ senior management are eligible to earn cash bonuses equal to specified percentages of Levitt and Sons’ pre-tax income (as adjusted). For 2004, the aggregate of all bonuses paid under the L&S Plan was $5,159,121.

     The Company’s subsidiary, Core Communities, LLC, has a bonus plan (the “Core Plan”) under which members of Core Communities’ senior management are eligible. For 2004, bonuses paid under the Core Plan were $2,387,975.

2005 Bonuses at Subsidiaries

     The Compensation Committee approved 2005 bonus opportunities for, among others, Mr. Elliott Wiener, Mr. Jeffery Hoyos and Mr. Paul J. (“Pete”) Hegener, each of which may be payable, in part or in whole, under the Performance Plan. Mr. Wiener and Mr. Hoyos will be entitled to a bonus equal to a percentage of the net income of Levitt and Sons above targeted amounts, with Mr. Wiener’s bonus equal to 3% of such excess and Mr. Hoyos’ bonus equal to 1% of such excess. Mr. Hegener will be entitled to a bonus of up to 5.6% of the net income of Core Communities above targeted amounts. Mr. Wiener, President of Levitt and Sons, Mr. Hoyos, Senior Vice President of Levitt and Sons, and Mr. Hegener, President of Core Communities, are not currently executive officers of the Company. Each of the aforementioned significant employees may receive up to a maximum of $2 million in cash bonuses under the Performance Plan subject to the attainment of the performance goals established for each of them by the Compensation Committee. Further, the Compensation Committee approved that payment of amounts in excess of $2 million, if any, to Messrs. Wiener and Hegener will be paid under the respective subsidiary bonus plan.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVITT CORPORATION

Date: May 5, 2005

By:	/s/ George P. Scanlon
	Name:	George P. Scanlon
	Title:	Chief Financial Officer

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